BEFORE THE
                     PUBLIC SERVICE COMMISSION OF WISCONSIN
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                     PETITION OF CONSOLIDATED PAPERS, INC.,
                          CONSOLIDATED WATER POWER CO.,
                               AND STORA ENSO OYJ
                                       FOR
                               DECLARATORY RULING
------------------------------------------------------------------------------

     Consolidated Papers, Inc., a Wisconsin corporation headquartered in Wisconsin Rapids, Wisconsin ("CPI") and Consolidated Water Power Company, a wholly-owned, Wisconsin incorporated subsidiary of CPI ("CWP"), by their attorneys, Foley & Lardner, and Stora Enso Oyj, a Finnish corporation ("Stora Enso"), by its attorneys, Cleary, Gottlieb, Steen & Hamilton, hereby petition this Commission pursuant to Wis. Stat. ss. 227.41 for a ruling declaring and confirming that the merger of CPI into Stora Enso Acquisition, Inc., a Wisconsin subsidiary of Stora Enso, by which the merged successor to CPI (Stora Enso Consolidated Papers, Inc., hereafter referred to as "Stora Enso Consolidated Papers") will become a wholly-owned Wisconsin incorporated subsidiary of Stora Enso (the "Merger"), will not affect the exemption of Stora Enso Consolidated Papers and its affiliates under Wis. Stat. ss. 196.795(8)(a) from the provisions and restrictions of the Wisconsin Public Utility Holding Company Act ("WPUHCA"), Wis. Stat. ss. 196.795. CPI also seeks a ruling confirming that the Merger does not require any approvals under Chapter 196 from this Commission. In support of this Petition, the Petitioners state as follows:

               STORA ENSO CONSOLIDATED PAPERS SHOULD REMAIN EXEMPT
               ---------------------------------------------------
                       UNDER WIS. STAT. ss. 196.795(8)(a)
                       ----------------------------------

     1. CWP is a wholly-owned, Wisconsin incorporated subsidiary of CPI and has been so wholly-owned since its organization as Oneida Paper Company in 1918.(1) CWP buys and sells electricity for resale under the jurisdiction of the Federal Energy Regulatory Commission ("FERC"). CWP owns minimal electric transmission facilities, and is exempt from FERC's open access transmission requirements.(2) CWP also owns electric distribution facilities and provides retail electric service to approximately 1,000 customers in and around the Village of Biron, Towns of Grand Rapids, Plover and Grant and in part of the City of Wisconsin Rapids. Due to this retail service, CWP is a regulated electric public utility under Chapter 196 of the Wisconsin Statutes. CWP rates and terms of service, and certain aspects of its operation as a public utility, are subject to regulation by this Commission. CWP has been operated as a retail public utility since 1919.(3)

     2. CPI is one of the world's leading manufacturers of enamel coated paper. In 1999, its total revenues, primarily from paper manufacturing, were $1.839 billion. CWP's 1999 revenues as a public utility were just $39.2 million.

--------

     1 The name of Oneida Paper Company was changed to Oneida Power Company (and the corporation's purpose was changed from being a private utility to being a public utility) in 1919. The company's name was changed to Consolidated Water Power Company in 1926.

     2 Black Creek Hydro, Inc., et al., 77 FERCP. 61,232 (1996); Northern States Power Co. (Minn.) et al., 76
FERCP.  61,250 (1996).

     3 CWP is also a one-third owner of Wisconsin River Power Company ("WRPCo"), which owns and operates the Castle Rock and Petenwell hydroelectric projects for the benefit of its three owners, CWP, Wisconsin Power and Light Company and Wisconsin Public Service Corporation. Because its power output is sold exclusively to its owners, WRPCo is not a public utility under Wisconsin law. Wisconsin River Power Co., 32 P.S.C.W. Reports 451 (1947). WRPCo's sales of power for resale to its owners are, however, regulated by FERC. Wisconsin River Power Co., 11 FERC P. 61,271 (1980).

     3. The Merger will not result in any change in the outstanding securities of CWP.(4) Its common stock is not being sold, transferred, taken, acquired, exchanged or converted. Rather, the owner of the CWP stock (CPI) is simply being merged into Stora Enso Consolidated Papers, which will continue to own all of CWP's stock. This transaction, of course, is not occurring at the direction of, or otherwise by, CWP.

     4. CPI has, for diverse business reasons, concluded that its Wisconsin-based business enterprise would benefit from a strategic alliance with an international paper manufacturer. A strategic combination with Stora Enso was determined to offer significant advantages to CPI, its owners, workers and other stakeholders. Stora Enso, in its capacity as the shareholder of the common stock of the successor to CPI, has no intent to alter the operations of CPI subsidiary CWP in its capacity as a public utility. There was a comparable relationship in comparative scale regarding revenues and employees between CPI and CWP prior to 1985 as is projected into the future.

     5. WPUHCA was adopted in 1985 to deal with state policy issues implicated by the formation, at the instance of publicly-traded Wisconsin public utilities, of non-utility corporations as holding companies to own the voting securities of, or otherwise control, that public utility. Section 196.795(8)(a) of WPUHCA provides a complete exemption from WPUHCA for utility holding companies already in existence on November 28, 1985 which were not "... organized or created by or at the direction of a public utility." Of course, CPI (the paper manufacturer), the company holding the stock of CWP on November 28, 1985, was not organized by or at the direction of CWP. CPI was formed in 1894, before CWP even

----------

     4 A more complete description of the Merger transaction, and data pertinent to the Merger, will be found in the application for necessary approvals being made by the Merger parties to FERC. A copy of the FERC application will be provided shortly after its filing, which is imminent.

existed.(5) As such, CPI and its successors have a grandfathered status and are exempt from all of the provisions of ss. 196.795, including the non-utility investment restrictions of ss. 196.795(5)(p) and the holding company takeover provisions of ss. 196.795(3). As the successor corporation, Stora Enso Consolidated Papers succeeds to the grandfathered status of CPI because upon merger it possesses "all the rights, privileges, immunities, and franchises, as well of a public as of a private nature, of each of the merging or consolidating corporations . . . and all and every other interest, of or belonging to or due to each of the corporations so merged." Wis. Stat. ss. 180.67 (1985-86).(6)

     6. The policy considerations leading to the non-utility investment restrictions, and numerous of the other limitations created by ss. 196.795, are generally understood to have been prompted by concerns over the potential diversion of utility management attention and corporate focus which would be caused by a shift to a holding company structure at the instance of the utility. There has been no shift in the structure of CWP and its relationship to CPI (the holding company) since CWP began operating as a public utility in 1919. The relationship between CWP and Stora Enso Consolidated Papers, the successor corporation to CPI, will be the same as the historic relationship between CWP and CPI. Stora Enso Consolidated Papers will continue to own all of the stock of CWP. CWP can continue to look to Stora Enso Consolidated Papers for capital if or when it is needed. The electric needs of the CWP utility serving Biron will continue to be dwarfed by the electric needs of Stora Enso Consolidated Papers. Stora Enso Consolidated Papers will continue to have an absolute business imperative to meet its electric requirements. The retail customers of Biron, and this Commission, can and have historically been able to take great comfort regarding the cost and reliability of electric service to the retail customers by relying upon the CPI need to meet its electricity needs reliably and economically. The assets of CWP devoted to retail electric service were, in 1985, a very small fraction of the total holding company assets of CPI. That situation was true before 1985, and will be true after the Merger. The Merger will not trigger any circumstance which did not exist in 1985 when CPI's status was grandfathered.

     7. There is no potential whatever for a material impact upon state policy from the precedent created by this case.

          a. In 1985 several of the major utilities were themselves holding companies (Wisconsin Electric Power Company, Wisconsin Public Service Corporation, Wisconsin Power & Light Company, Madison Gas & Electric Company). None of these were owned by holding companies in 1985, and therefore their status is not grandfathered. All but Madison Gas & Electric have subsequently formed holding companies, and of course the status of such new holding companies is not grandfathered and is not exempt from ss. 196.795.
------------

     5 CPI was originally organized as Consolidated Water Power Company in 1894. The name of this corporation was changed to Consolidated Water Power and Paper Company in 1902, and to Consolidated Papers, Inc. in 1962.

     6 In examining the legislative intent behind the Wis. Stat.ss.196.795(8) exemption, we "must assume that the lawmakers knew the law in effect at the time they acted." See State v. Rosenburg, 560 N.W.2d 266, 267, 269 (Wis. 1997). When Wis. Statss.196.795(8) was drafted, Wis. Stat.ss.180.67 (1985-86), cited in the above text, governed the effect of a merger upon the corporations involved. The current Wis. Stat.ss.180.1106 replaced Wis. Stat.ss.180.67 (1985-86) following Wisconsin's adoption of the third edition of the Model Business Corporation Act. While Wis. Stat.ss.180.1106(1) does not contain the "rights, privileges, immunities, and franchises" language of its predecessor, which language originated from the second edition of the Model Act, the notes to the third edition provide that the "all property" language utilized for Wis. Stat.ss.180.1106(1)(b) "should be construed broadly" to include the "property" referenced in previous editions of the Model Act including "all the rights, privileges, immunities, and franchises, of a public as well as of a private nature" and "all and every other interest of or belonging to or due to the corporations party to the merger." See 3 Model Business Corporation Act Annot. (3d Ed.), p. 11-66. The Connecticut Supreme Court concluded from this provision of the Model Act that the "general rule" under merger statutes is that "the rights, powers, privileges and immunities of the terminating corporations pass to the surviving corporations, unless there is some provision to the contrary by constitutional or statutory provision." See All Brand Importers, Inc. v. Dept. of Liquor Control, 567 A.2d 1156, 1165 (Conn. 1989).

          b. Northern States Power Company Wisconsin ("NSPW") was in 1985 wholly-owned by Northern States Power Company, Minnesota ("NSPM"), and its status was and is grandfathered - but NSPM is treated specifically under provisions in ss. 196.795 dealing with holding companies which are themselves utilities. Also, under NSPM's recent merger it will be substantially regulated as a federal, registered holding company under PUHCA.

          c. Minnesota Power & Light Company has the same relationship with Lake Superior District Power Company as does NSPM with NSPW - and has comparably separate statutory treatment.

          d. WICOR, the holding company for Wisconsin Gas Company, was a utility holding company organized and existing prior to November 28, 1985 which has been treated as a grandfathered public utility holding company subject to ss. 196.795(11)(b), and therefore is not wholly exempt from ss. 196.795 under ss. 196.795(8). WICOR will, after its acquisition by Wisconsin Energy Corporation, be owned by that non-exempt Wisconsin utility holding company.

          e. This requested ruling cannot affect WICOR, Wisconsin Energy, Alliant, Wisconsin Public Service Corporation, NSP, MP&L or MG&E. There is no other, substantial electric or gas utility holding company with a grandfathered status under ss. 196.795 which could be affected by the precedent of a Commission ruling confirming the continued, grandfathered and exempt status of the holding company owning CWP after the Merger. 8. Therefore, in order to avoid any uncertainty regarding the status of CPI and its affiliates after the Merger, and because such uncertainty would be unacceptable to the ongoing operations of the business enterprise, the applicants respectfully request a declaration that the Merger transaction will not affect the grandfathered status of CWP's holding company, and that CWP, CPI and its successor corporation resulting from the merger, and each of CWP's affiliates (including all upstream and downstream affiliates) shall after the Merger remain exempt pursuant to Wis. Stat. ss. 196.795(8)(a) from all of the provisions of the Wisconsin Public Utility Holding Company Act.

                     THE MERGER REQUIRES NO PSCW APPROVALS
                     -------------------------------------

     9. CPI seeks a declaration by this Commission that the Merger requires no approvals by this Commission.

     10. Because CPI is currently exempt from WPUHCA by virtue of Wis. Stat.ss. 196.795(8)(a), Commission approval is not required under Wis. Stat.ss. 196.795(3) for Stora Enso's acquisition of CPI's stock.

     11. Because the Merger will not involve any changes to the corporate structure of CWP and will not effect the sale, acquisition, lease or rental of any of CWP's property or assets, no Commission approval is required under Wis. Stat.ss. 196.80.

                               REQUEST FOR RELIEF
                               ------------------

     For the reasons stated in this Petition, Applicants respectfully request the Commission to issue a declaratory order in form and substance similar to the proposed order attached to this Petition as Attachment 1, which declaratory order shall be binding upon: CPI, whose principal business address is 510 High Street, P.O. Box 8050, Wisconsin Rapids, Wisconsin, 54495-8050; CWP, whose principal business address is 231 First Avenue, North, P.O. Box 8050, Wisconsin Rapids, Wisconsin, 54495-8050; Stora Enso, whose principal business address is Kanavaranta 1, P.O. Box 309, FIN-00160 Helsinki, Finland; and upon Stora Enso Consolidated Papers, whose principal business address will be 510 High Street, P.O. Box 8050, Wisconsin Rapids, Wisconsin, 54495-8050.

Dated this ____ day of__________, 2000.  FOLEY & LARDNER


                                         ----------------------------------
                                         Allen W. Williams, Jr., SBN 1014272
                                         Bradley D. Jackson, SBN 1005468
                                         David A. Meisinger, SBN 1029921
                                         Attorneys for Consolidated Papers, Inc.
                                         and Consolidated Water Power
                                         Company

777 East Wisconsin Avenue
Milwaukee, WI  53202-5367
(414) 271-2400

                                         CLEARY, GOTTLIEB, STEEN & HAMILTON


                                         ----------------------------------
                                         Sara D. Schotland
                                         William A. Groll
                                         Attorneys for Stora Enso Oyj

2000 Pennsylvania Avenue, N.W.
Washington, D.C.  20006-1801

and

One Liberty Plaza
New York, NY 1006-1470

                                  VERIFICATION


STATE OF ________________  )
                           ) ss.
COUNTY OF ______________   )

     I, Carl H. Wartman, being first duly sworn on oath, do hereby state the following:

     1. I am the Secretary and General Counsel of Consolidated Papers, Inc., and I have reviewed the attached Petition for Declaratory Ruling, which deals with the exemption of the successor corporation to Consolidated Papers, Inc., Stora Enso Consolidated Papers, from regulation under the Wisconsin Public Utility Holding Company Act.

     2. I verify that the attached Petition for Declaratory Ruling has been approved by Consolidated Papers, Inc.

                                        ________________________________________
                                        Carl H. Wartman
                                        Secretary and General Counsel
                                        Consolidated Papers, Inc.
                                        510 High Street, P.O. Box 8050
                                        Wisconsin Rapids, Wisconsin  54495-8050

Subscribed and worn to before me this ____ day of March 2000.

__________________________________
NOTARY PUBLIC, State of   ________
My Commission is/expires: ________

                                                                   Attachment  1
                                                                   -------------

                                   BEFORE THE
                     PUBLIC SERVICE COMMISSION OF WISCONSIN
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PETITION OF CONSOLIDATED PAPERS, INC.,
CONSOLIDATED WATER POWER CO., AND
STORA ENSO OYJ FOR DECLARATORY RULING
REGARDING THE EXEMPTION OF STORA ENSO                Docket No. ____________
CONSOLIDATED PAPERS FROM REGULATION
AS A PUBLIC UTILITY HOLDING COMPANY
PURSUANT TO WIS. STAT.ss.196.795(8)
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                                      ORDER
------------------------------------------------------------------------------

                                  Introduction

     On March 22, 2000 a petition was filed with this Commission pursuant to Wis. Stat. ss.227.41(1) and Wis. Admin. Codess.PSC 2.65 for a declaratory ruling with respect to the applicability of Wis. Stat.ss.196.795, et seq. to the successor corporation resulting from a merger of Consolidated Papers, Inc. ["CPI"] into the Wisconsin incorporated Stora Enso Acquisition, Inc., with the successor to be Stora Enso Consolidated Papers, Inc., a Wisconsin corporation ["Stora Enso Consolidated Papers"].

     For the reasons set forth below, we find that Store Enso Consolidated Papers shall be exempt from regulation as a public utility holding company, and that no approval from this Commission is required for the transaction which includes this merger.

                                Findings of Fact

     1. CPI, located in Wisconsin Rapids, is one of the world's leading manufacturers of enameled coated paper.

     2. Consolidated Water Power Company ("CWP"), a wholly-owned Wisconsin incorporated subsidiary of CPI, buys and sells electricity for resale under the jurisdiction of the Federal Energy Regulatory Commission. Due to its limited retail electricity sales within the State of Wisconsin, CWP is also a public utility under this Commission's jurisdiction pursuant to Chapter 196, Wis. Stats.

     3. CWP has been a wholly-owned, Wisconsin-incorporated subsidiary of CPI since prior to November 28, 1985 and, as such, CPI is a "holding company" within the meaning of Wis. Stat.ss.196.795(1)(h).

     4. CPI is not a public utility.

     5. CPI was not organized or created as a public utility holding company by or at the direction of CWP or any other public utility.

     6. CPI has not acquired any interest in any public utility since November 28, 1985.

     7. Stora Enso Acquisition, Inc. is a direct Wisconsin subsidiary of Stora Enso Oyj, a Finnish corporation.

     8. After the transaction in which CPI shall be merged into Stora Enso Acquisition, Inc., with the successor Wisconsin corporation to be named Stora Enso Consolidated Papers, Stora Enso Consolidated Papers shall be a wholly-owned subsidiary of Stora Enso Oyj [the "Merger"].

     9. The Merger is not occurring at the instance of CWP or any other public utility.

     10. The Merger will not result in the sale, transfer, acquisition, exchange or conversion of any of CWP's common stock.

     11. The Merger will not effect any change in the outstanding securities of CWP, as the owner of such securities shall be a successor Wisconsin corporation, Stora Enso Consolidated Papers, which will be the sole owner of CWP just as CPI is prior to the Merger.

     12. The Merger will not change CWP's corporate structure.

     13. The Merger will not effect the sale, acquisition, lease or rental of any of CWP's property or assets.

                               Conclusions of Law

     1. The Commission has authority under Wis. Stat.ss.ss.197.795, 196.80 and
227.41 and Wis. Admin. Codess.PSC 2.65 to issue this declaratory ruling.

     2. CPI is currently exempt from regulation as a public utility holding company pursuant to Wis. Stat.ss.196.795(8).

     3. The Merger will not result in the formation of a holding company under Wis. Stat. ss.196.795(2).

     4. Upon the Merger, Stora Enso Consolidated Papers will succeed to the status under Chapter 196, Wis. Stats. held or enjoyed by CPI prior to the Merger.

                                     Opinion

     The merger of CPI and Stora Enso Oyj will not change the relationship between CWP and its parent company that has existed since CWP's corporate predecessor was organized in 1918.

     In addition, it is reasonable to conclude that the electric needs of CWP's retail customers will continue to be very small compared to the electric needs of Stora Enso Consolidated Papers, and that the retail customers can continue to be assured of adequate service at reasonable costs due to Stora Enso Consolidated Papers' imperative to obtain adequate service at low cost.

     Finally, CPI is the only Wisconsin public utility holding company exempt from Wis. Stat. ss.196.795, et seq., pursuant to Wis. Stat.ss.1960795(8)(a), which is not itself a public utility. Thus, while the continued exemption of Stora Enso Consolidated Papers from regulation under Wis. Stat.ss.196.795, et seq. is consistent with the plain language of the statute and with the state policy considerations upon which the Public Utility Holding Company Act was based, this decision will also have no direct or indirect impact on the Commission's regulation of any other public utility holding company.

     Under these circumstances, the Merger will not result in the formation of a holding company, and Stora Enso Consolidated Papers and its affiliates will succeed to the rights, privileges, immunities and franchises of CPI, including CPI's exemption under Wis. Stat. ss.196.795(8). The public interest does not require otherwise.

                                      Order

     1. This Order shall become effective ten (10) days after its issuance unless objections to the contrary which this Commission determines are compelling are filed prior to that effective date, in which case this Commission will re-open the proceeding for further consideration.

     2. No prior or subsequent approval from this Commission under Chapter 196, Wis. Stats. is required for or as a result of the transactions by which CPI is merged into its successor, Stora Enso Consolidated Papers.

     3. Upon the merger of CPI into Stora Enso Consolidated Papers, Stora Enso Consolidated Papers shall succeed to CPI's exemption from regulation under Chapter 196, Stats. as established by Wis. Stat.ss.196.795(8), and Stora Enso Consolidated Papers, and all of its affiliates, including Stora Enso Oyj, shall be exempt from all of the provisions of Wis. Stat.ss.196.795.

     4. This Order shall be binding upon Stora Enso Oyj, Stora Enso Acquisition, Inc., CPI, Stora Enso Consolidated Papers, CWP and all of its affiliates, and all parties to whom actual and/or constructive notice of the above-referenced Petition was provided.

     Dated at Madison, Wisconsin this ___ day of _______________, 2000.


By the Commission:


___________________________